Exhibit (d)(3)

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 26, 2011

NORTHGATE MINERALS CORPORATION

as Issuer

and

AURICO GOLD INC.

as Purchasing Person and as Successor Issuer

and

THE BANK OF NEW YORK MELLON

as Trustee

and

BNY TRUST COMPANY OF CANADA

as Co-Trustee

Second Supplement to Indenture Dated as of October 5, 2010

3.50% CONVERTIBLE SENIOR NOTES DUE 2016

SECOND SUPPLEMENTAL INDENTURE, dated as of October 26, 2011 (the “Second Supplemental Indenture”), between Northgate Minerals Corporation, a corporation duly organized and existing under the laws of British Columbia (herein called the “Company”), AuRico Gold Inc., a corporation duly organized and existing under the laws of Ontario (“AuRico”), The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) and BNY Trust Company of Canada, a Canadian trust corporation, as co-trustee (the “Co-Trustee”) to the indenture dated as of October 5, 2010 (the “Base Indenture”), as supplemented by a first supplemental indenture dated as of October 5, 2010 (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), between the Company, the Trustee and the Co-Trustee.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s 3.50% Convertible Senior Notes due 2016 (the “Securities”).

W I T N E S S E T H:

WHEREAS, the Company, the Trustee and the Co-Trustee have heretofore executed and delivered the Indenture; and

WHEREAS, pursuant to the terms of the Indenture, Holders of Securities have the right to convert their Securities into Common Shares at a conversion rate equal to 244.9780 Common Shares per $1,000 principal amount of Securities (the “Conversion Rate”), subject to adjustment as provided in Article X of the First Supplemental Indenture; and

WHEREAS, AuRico has agreed to acquire all of the issued and outstanding Common Shares on the basis of 0.365 common shares of AuRico (“AuRico Shares”) for each Common Share (the “Exchange Share Ratio”) in accordance with a court-approved plan of arrangement of the Company under the British Columbia Business Corporations Act (the “Arrangement”); and

WHEREAS, the Arrangement will, once completed, constitute a Merger Event under the terms of the Indenture; and

WHEREAS, Section 10.12 of the First Supplemental Indenture provides that in connection with a Merger Event the Company or the Successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing that, at and after the effective time of the Merger Event, any Common Shares that the Company would have been required to deliver upon conversion of the Securities in accordance with Article X of the First Supplemental Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Common Shares would have received in such Merger Event; and

WHEREAS, promptly following the completion of the Arrangement, AuRico shall cause the Company to be continued into the Province of Ontario as soon as reasonably practicable thereafter to be amalgamated with AuRico (the “Amalgamation”) pursuant to Section 177 of the Ontario Business Corporations Act; and

WHEREAS, Sections 5.01 and 5.02 of the First Supplemental Indenture requires that in any amalgamation in which the Company is not the surviving Person, the Company’s obligations under the Indenture shall be assumed by the successor Person by supplemental indenture; and

WHEREAS, AuRico, as the successor Person of the Company, has agreed to assume the obligations of the Company under the Indenture upon the completion of the Amalgamation; and

WHEREAS, Section 9.01 of the First Supplemental Indenture provides that the Company may amend or supplement the Indenture without notice to, or the consent of, any Holder in order to comply with the successor and conversion provisions in Sections 5.01, 5.02 and 10.12 of the First Supplemental Indenture; and

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been in all respects duly and validly authorized by the Company.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS.

In this Second Supplemental Indenture, the terms defined in the Indenture shall, except as otherwise provided in this Section 1, have the same meaning when used herein unless the context or use thereof indicates another or different meaning or intent.

The terms “Amalgamation”, “Arrangement”, “AuRico”, “Conversion Rate”, “AuRico Shares” and “Exchange Share Ratio” have the meanings given to such terms in the recitals hereto.

2.	SETTLEMENT UPON CONVERSION.

From and after the effective time of the Arrangement Holders of Securities shall have the right to convert the Securities (pursuant to, and subject to the conditions of the First Supplemental Indenture) into such number of AuRico Shares as such Holders would have received upon surrendering their Securities for conversion into Common Shares at the Conversion Rate in effect immediately prior to the Arrangement, multiplied by the Exchange Share Ratio, such that from and after the effective time of the Arrangement each $1,000 principal amount of Securities shall be convertible into 89.41697 AuRico Shares, subject to adjustment as provided in Article X of the First Supplemental Indenture.

3.	ASSUMPTION OF INDENTURE OBLIGATIONS UPON AMALGAMATION.

From and after the effective date of the Amalgamation, AuRico, as the successor person, shall assume the due and punctual performance of all the covenants and conditions of the Indenture and the Securities to be performed by the Company, and succeed to and be substituted for the Company, with the same effect as if it had been named therein as the party of the first part, and the term the “Company” as used in the Indenture shall, from and after such effective date, mean and refer to AuRico and from and after the effective date of the Amalgamation AuRico may issue any or all of the Securities in its own name.

4.	GOVERNING LAW.

This Second Supplemental Indenture shall be governed by and be construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Second Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

5.	HEADINGS.

The headings or titles of the several sections hereof shall be solely for convenience of reference and shall not affect the meaning or construction, interpretation or effect of this Second Supplemental Indenture.

6.	SEVERABILITY.

If any provision of this Second Supplemental Indenture shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions or in all cases because it conflicts with any provisions of any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatever.

The invalidity of any one or more phrases, sentences, clauses or paragraphs in this Second Supplemental Indenture contained shall not affect the remaining portions of this Second Supplemental Indenture or part thereof.

7.	COUNTERPARTS.

This Second Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

8.	EFFECT OF SECOND SUPPLEMENTAL INDENTURE.

Upon the execution and delivery of this Second Supplemental Indenture, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Securities shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

NORTHGATE MINERALS CORPORATION

Name:
Title:

AURICO GOLD INC.

Name: Rene Marion
Title: President and Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Trustee

Name:
Title:

BNY TRUST COMPANY OF CANADA, as Co-Trustee

Name:
Title:

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